UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 4, 2022

GREEN THUMB INDUSTRIES INC.

(Exact name of registrant as specified in its charter}

British Columbia	000-56132	98-1437430
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

325 West Huron Street, Suite 700

Chicago, Illinois 60654

(Address of principal executive offices including zip code)

(312) 563-5600

(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Appointments

On October 5, 2022, the Board of Directors (the “Board”) of Green Thumb Industries Inc. (the “Company”) appointed Richard Drexler as a director of the Company, to serve in such capacity until the Company’s 2023 Annual General Meeting of Shareholders and until his successor is elected and qualified, or until his earlier resignation, retirement or removal. Mr. Drexler will serve as the Chair of the Audit Committee of the Board.

Also on October 5, 2022, the Board appointed Jeff Goldman as a director of the Company, to serve in such capacity until the Company’s 2023 Annual General Meeting of Shareholders and until his successor is elected and qualified, or until his earlier resignation, retirement or removal. Mr. Goldman will serve on the Compensation and Audit Committees of the Board.

Mr. Drexler and Mr. Goldman will be compensated for their service on the Board in the same manner as the Company’s other non-employee directors. For a description of the Company’s director compensation program, see the section titled “Director Compensation” in the Company’s Proxy Statement for the 2022 Annual General Meeting of Shareholders, as filed with the U.S. Securities and Exchange Commission on May 2, 2022.

There are no arrangements or understandings between either Mr. Drexler or Mr. Goldman, on the one hand, and any other person, on the other hand, pursuant to which either Mr. Drexler or Mr. Goldman was selected as a director of the Company Other than as set forth below, there are no transactions in which Mr. Drexler or Mr. Goldman have an interest requiring disclosure under Item 404(a) of Regulation S-K.

Goldman Independent Contractor Agreements

On November 1, 2021, Mr. Goldman entered into an Independent Contractor Agreement with Vision Management Services, LLC, a wholly owned subsidiary of the Company (“Vision Management Services”), pursuant to which Mr. Goldman provided certain marketing consultant and marketing support services for a term of 6 months. Mr. Goldman received Company stock options with a grant date value of $89,999 for such services, which award vested on April 20, 2022. Mr. Goldman was also reimbursed for certain expenses other than ordinary business expenses.

On May 1, 2022, Mr. Goldman entered into an Independent Contractor Agreement with Vision Management Services, pursuant to which Mr. Goldman provides certain marketing consultant and marketing support services for a term of 6 months. Mr. Goldman received Company restricted stock units with a grant date value of $89,996 for such services, which award shall vest on October 31, 2022 so long as Mr. Goldman does not elect an early termination of the Independent Contractor Agreement. Mr. Goldman is also reimbursed for certain expenses other than ordinary business expenses.

On July 1, 2022, Mr. Goldman received an additional award of stock options with a grant date value of $44,996, half of which award shall vest on January 1, 2023 and the remainder on July 1, 2024 in recognition of his service as a contractor.

Director Resignations

On October 4, 2022, Glen Senk, William Gruver and Dorri McWhorter informed the Company that they resigned as members of the Board, including from their roles on the committees of the Board, effective upon receipt of their resignations by the Company on October 4, 2022. Mr. Senk served as Chair of the Executive Committee and a member of the Audit and Compensation Committees. Mr. Gruver served as Chair of the Audit Committee and a member of the Executive Committee. Ms. McWhorter served as a member of the Audit Committee. Each individual informed the Company that his or her resignation was as a result of material differences with company management. The disagreement was not related to the Company’s business performance, operations, financial performance, financial statements or financial controls.

The foregoing description of the resignation of Mr. Senk, Mr. Gruver and Ms. McWhorter is qualified in its entirety by reference to the text of their resignation letter, a copy of which is attached as Exhibit 17.1 to this Current Report and is incorporated herein by reference.

The Company continues to search for additional qualified individuals for the Board.

Officer Resignation

On October 4, 2022, Beth Burk, General Counsel and Corporate Secretary of the Company, informed the Company of her resignation effective October 4, 2022.

Item 7.01.	Regulation FD Disclosure.

On October 6, 2022, the Company issued a press release announcing the appointments of Mr. Drexler and Mr. Goldman and the resignations of Mr. Senk, Mr. Gruver and Ms. McWhorter, a copy of which is attached as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

The information set forth in Item 7.01 of this Report, including in Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 17.1	Resignation Letter

Exhibit 99.1	Press release dated October 6, 2022

104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREEN THUMB INDUSTRIES INC.

Date: October 7, 2022	/s/ Benjamin Kovler
Benjamin Kovler
Chief Executive Officer